Exhibit 99.1

HEARTWARE INTERNATIONAL ANNOUNCES INTENTION TO DELIST FROM

AUSTRALIAN SECURITIES EXCHANGE (ASX)

Framingham, Mass. and Sydney, Australia, June 12, 2013 - HeartWare International, Inc. (NASDAQ:HTWR - ASX:HIN), today announced that it has requested and received approval from ASX Limited for its removal from the official list of ASX. Trading in HeartWare’s CHESS Depositary Interests (CDIs) will be suspended on ASX at the close of market on September 10, 2013.

HeartWare’s shares of common stock are currently listed for trading on the NASDAQ Global Select Market (NASDAQ) under the symbol HTWR and HeartWare’s CDIs are traded on the ASX under the code HIN. One share of HeartWare common stock is equivalent to 35 CDIs.

ASX has advised that in accordance with the Company’s request, it will remove the Company from the official list of ASX with effect from the close of trading on September 17, 2013 subject to HeartWare providing a voluntary sale facility through which holders of CDIs may sell their shares of common stock on NASDAQ (as described below) and notifying CDI holders of the availability of the sale facility. HeartWare’s common stock will continue to be listed on NASDAQ.

Background on decision to delist

HeartWare Limited was admitted to the official list of ASX in 2005 and was replaced as the ASX listed entity by HeartWare following its redomiciliation in the United States in 2008.

The initial listing on ASX enabled the Company to invest in the development of a portfolio of medical devices designed to provide advanced heart failure patients with mechanical circulatory support. HeartWare’s first device, the HeartWare® Ventricular Assist System, received CE Marking for commercialization in 2009 following clinical trials conducted in Australia and Europe. Today, following FDA approval in the United States in November 2012, more than 3,000 advanced heart failure patients in 30 countries around the globe have received the HeartWare System.

HeartWare appreciates the early support of investors through the ASX listing. However, since HeartWare’s listing on NASDAQ in 2009, there has been a substantial shift in the trading volume of its securities from ASX to NASDAQ, which has culminated in more than 99% of the total trading volume of HeartWare’s securities occurring on NASDAQ and less than 1% of its trading volume occurring on ASX since January 1, 2013. In addition, CDIs now only represent approximately 5% of HeartWare’s issued and outstanding capital with the vast majority of its capital being held as common stock traded on NASDAQ. As a result, HeartWare has determined that sustaining the administrative costs of an ASX listing, including the higher level of regulatory compliance costs associated with dual listings, is difficult to justify and, accordingly, has made the decision to delist from ASX.

Delisting process

Prior to suspension of trading in HeartWare’s CDIs on ASX, HeartWare will send each CDI holder a letter which will provide an overview of the delisting process as well as details of the following options which will be available to CDI holders:

•	the continued right to sell their CDIs on ASX until trading of CDIs is suspended from the official list of ASX (expected September 10, 2013);

•

a Voluntary Sale Facility that will be established by the Company to enable CDI holders to sell the shares of common stock underlying their CDIs on NASDAQ for a period of three months following the date of HeartWare’s removal from the official list of ASX (expected for the period between September 18, 2013 to December 18, 2013);

•	the continued right to convert their CDIs into shares of common stock until the end of the Voluntary Sale Facility (expected on or around December 18, 2013); and

•

the compulsory sale of remaining shares of common stock underlying the CDIs during the nine day period following the close of the Voluntary Sale Facility (expected to occur between December 19, 2013 and December 27, 2013).

About HeartWare International

HeartWare International develops and manufactures miniaturized implantable heart pumps, or ventricular assist devices, to treat Class IIIB / IV patients suffering from advanced heart failure. The HeartWare® Ventricular Assist System features the HVAD® pump, a small full-support circulatory assist device designed to be implanted next to the heart, avoiding the abdominal surgery generally required to implant competing devices. The HeartWare System is approved in the United States for the intended use as a bridge to cardiac transplantation in patients who are at risk of death from refractory end-stage left ventricular heart failure, has received CE Marking in the European Union and has been used to treat patients in 30 international countries. The device is also currently the subject of a U.S. clinical trial for destination therapy. For additional information, please visit the Company’s website at www.heartware.com.

HeartWare International, Inc. is a member of the Russell 2000® and its securities are publicly traded on The NASDAQ Stock Market and the Australian Securities Exchange.

HEARTWARE, HVAD, MVAD and HeartWare logos are registered trademarks of HeartWare, Inc.

Forward-Looking Statements

This announcement contains forward-looking statements that are based on management’s beliefs, assumptions and expectations and on information currently available to management. All statements that address events or developments that we expect or anticipate will occur in the future are forward-looking statements, including without limitation our expectations with respect to the removal of CDIs from the official list of ASX, the delisting process, trading of our securities on NASDAQ and ASX, and the overall performance of HeartWare and HeartWare securities. Management believes that these forward-looking statements are reasonable as and when made. However, you should not place undue reliance on forward-looking statements because they speak only as of the date when made. HeartWare does not assume any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. HeartWare may not actually achieve the plans, projections or expectations disclosed in forward-looking statements, and actual results, developments or events could differ materially from those disclosed in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including without limitation those described in Part I, Item 1A. “Risk Factors” in HeartWare’s Annual Report on Form 10-K filed with the Securities and Exchange Commission. HeartWare may update risk factors from time to time in Part II, Item 1A “Risk Factors” in Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, or other filings with the Securities and Exchange Commission.

For further information:

Christopher Taylor

HeartWare International, Inc.

Email: ctaylor@heartwareinc.com

Phone: +1 508 739 0864

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